For Immediate Release
Citigroup Inc. (NYSE: C)
January 10, 2011

Citigroup Inc. Extends Early Tender Date and Consent Date of Exchange Offer and Consent
Solicitation for Certain Series of CitiFinancial Credit Company’s Outstanding Notes

NEW YORK –  Citigroup Inc. today announced that it has received requisite consents from holders of CitiFinancial Credit Company’s 6.625% Notes due 2015 and is extending the early tender date and consent date of its exchange offer (the “Exchange Offer”) and solicitation of consents (the “Solicitation”) in respect of the 6.625% Notes due 2015 and 7.875% Notes due 2025 issued by Citi’s wholly owned subsidiary, CitiFinancial Credit Company (formerly Commercial Credit Company), until 11:59 p.m., New York City time, on January 24, 2011.  The revocation deadline of the Exchange Offer and Solicitation has not been extended with respect to either series of notes.

Except as otherwise described above, the terms and conditions of the Exchange Offer and Solicitation are described in an offering memorandum and related letter of transmittal, dated December 24, 2010, and a solicitation statement and related letter of consent, dated December 24, 2010.  Holders eligible to participate in the Exchange Offer and Solicitation are encouraged to read such documents carefully before making a decision with respect to the Exchange Offer and Solicitation.

The New Citigroup Notes to be issued in the Exchange Offer have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

This press release is neither an offer to purchase nor a solicitation to buy any notes nor is it a solicitation for acceptance of the Exchange Offer or Solicitation. Citi is making the Exchange Offer and Solicitation only by, and pursuant to the terms of, the offering memorandum, the related letter of transmittal, the solicitation statement, and the related letter of consent. The Exchange Offer and Solicitation are not being made to (nor will consents or tenders of notes be accepted from or on behalf of) holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This announcement must be read in conjunction with the offering memorandum or solicitation statement and the related letter of transmittal or letter of consent.

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Certain statements in this release, including without limitation the consummation of the Exchange Offer and Solicitation, are "forward-looking statements" within the meaning of the rules and regulations of the SEC. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation participation in the Exchange Offer and/or the consents received.

Contact:	Jon Diat	(212) 793-5462